Exhibit 10.1

AMENDMENT AND WAIVER NO. 1
TO ASSET PURCHASE AGREEMENT

        AMENDMENT AND WAIVER NO. 1 dated as of July 30, 2004 (this “Agreement”) among CVS Pharmacy, Inc., a Rhode Island corporation (the “Purchaser”), CVS Corporation, a Delaware corporation (“CVS”), J.C. Penney Company, Inc., a Delaware corporation (the “Parent”), and the Sellers listed on Exhibit A attached hereto (including, Eckerd Corporation, a Delaware corporation (“Eckerd”), collectively, the “Sellers”), to the Asset Purchase Agreement dated as of April 4, 2004 (the “Asset Purchase Agreement”) among Purchaser, CVS, Parent and the Sellers.

W I T N E S S E T H:

        WHEREAS, the Purchaser, CVS, the Parent and the Sellers desire to amend certain provisions of the Asset Purchase Agreement, clarify certain of their respective rights and obligations under the Asset Purchase Agreement and make provisions relating to the Closing, upon the terms and subject to the conditions hereinafter set forth;

        NOW, THEREFORE, the Purchaser, CVS, the Parent and the Sellers hereby agree as follows:

        Section 1.    Defined Terms. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Asset Purchase Agreement.

        Section 2.   Delivery of Estimated Purchase Price. The Sellers hereby direct the Purchaser to deliver the Estimated Purchase Price on their behalf as follows: $1,353,093,211.94 (the “JCP Capital Amount”) to JCP Capital Corporation (“JCP Capital”) and the remainder (the “TDI Amount”) to TDI Consolidated Corporation (“TDI”).

        Section 3.   Escrow Closing. Section 1.14 of the Asset Purchase Agreement is renumbered as Section 1.14(a) and a new subsection (b) and a new subsection (c) are added thereto to read in their entirety as follows:

(b)	If Bank of America, N.A. (the “Escrow Agent”), Purchaser, CVS, Parent, Sellers and the Stock Purchaser (together with other appropriate parties) enter into an agreement (the “Escrow Agreement”) in form and substance satisfactory to them, then notwithstanding the provisions of Section 1.14(a), the Closing shall occur in the following manner and the Closing Date shall be as specified below:

    (i)        Upon execution and delivery of the Escrow Agreement by the parties thereto (which will only occur if (i) the conditions set forth in Section 5.01 and Section 5.03(b) of this Agreement have been satisfied or waived in writing, and (ii) this Agreement has not been terminated or abandoned as provided in Article 6 hereof), (x) the Purchaser shall deliver the Estimated Purchase Price by depositing the JCP Capital Amount into an account (the “JCP Capital Account”) maintained by it for such purpose at the Escrow Agent and depositing the TDI Amount into one or more accounts (the “TDI Accounts”) maintained by it for such purpose at the Escrow Agent and assigning, effective as of the Closing, all of its rights, title and interest, including any liabilities and obligations, with respect to, and all monies and funds deposited in, the JCP Account to JCP Capital and the TDI Accounts to TDI, in each case, free and clear of Liens and Encumbrances, (y) except as provided in Section 1.14(b)(vi), the Purchaser shall make all of the other Closing deliveries specified in Section 1.15(a) of this Agreement to the Escrow Agent as provided in the Escrow Agreement; and (z) except as provided in Section 1.14(b)(vi), Parent and Sellers shall deliver the items specified in Sections 1.15(b) of this Agreement to the Escrow Agent as provided in the Escrow Agreement. The foregoing deliveries are referred to as “Transfers-in-Escrow.” The documents to be delivered as provided in subclause (y) shall be placed in a box (the “Sellers Box”) that is sealed in the presence of a representative of (or counsel to) Parent and labeled for delivery to Parent. The documents to be delivered as provided in subclause (z) shall be placed in a box (the “Purchaser Box”) that is sealed in the presence of a representative of (or counsel to) Purchaser and labeled for delivery to Purchaser.

    (ii)        Following the Transfers-in-Escrow, (i) the conditions set forth in Article 5 of this Agreement will be deemed to be satisfied and (ii) each party to this Agreement will be deemed to have waived any right it may have to terminate this Agreement pursuant to Article 6 hereof.

    (iii)        At 11:58 p.m. Eastern Time on July 31, 2004, pursuant to the terms of the Escrow Agreement, the JCP Capital Account and all monies and funds deposited therein will be assigned automatically and without further action to JCP Capital and the TDI Accounts and all monies and funds deposited therein will be assigned automatically and without further action to TDI, and the Escrow Agent (i) shall deliver the Sellers Box to a representative of (or counsel to) Parent on behalf of Sellers and (ii) shall deliver the Purchaser Box to a representative of (or counsel to) Purchaser. The foregoing assignment and deliveries by the Escrow Agent will be deemed to conclude consummation of the “Closing.”

(iv) The Closing of this Agreement shall be deemed to occur at 11:58 p.m. Eastern Time on July 31, 2004. The Closing Date shall be deemed to be July 31, 2004.

    (v)        Any interest accrued and paid on the Estimated Purchase Price from the Transfers-in-Escrow through and including the Closing Date shall be for the account of the Purchaser, and the Parent shall reimburse the Purchaser an amount equal to such interest promptly, and in any event within five business days, following the Closing Date.

    (vi)        Parent and Sellers shall deliver the items specified in Section 1.15(b)(iii) to Purchaser at the Closing. The Purchaser shall deliver the items specified in Section 1.15(a)(viii) of the Disclosure Schedule, and the Parent and Sellers shall deliver the limited or special warranty deeds specified in Section 1.15(b)(x)(A), a copy of the certificates described in Section 1.15(b)(xii), special warranty deeds conveying title to the CN Real Property Interests held in fee by any Seller and the items specified in Section 1.15(b)(vii) of the Disclosure Schedule, in escrow to LandAmerica or, in the case of the special or limited warranty deed and copy of the certificate described in Section 1.15(b)(xii) with respect to property number 2419 (Quincy, FL), to MacFarlane Ferguson & McMullen, in each case pursuant to instructions mutually agreed upon by Parent, Sellers and Purchaser.

    (c)        If the Escrow Agreement is terminated prior to Closing, the Closing will occur as described in Section 1.14(a) of this Agreement and the deemed satisfaction of conditions and waiver of termination rights set forth in Section 1.15(b)(ii) shall be deemed revoked.

    Section 4. Certain Title Company Deliveries. A new Section 1.15(a)(viii) is inserted into the Disclosure Schedule with the following entries: “Executed counterparts to the Lease Assignment and Assumption Agreements with respect to the following Designated Leased Properties: 0013/0013J (Orlando, FL), 4120 (Orlando, FL), 0300C (Conroe, TX) and 0800F (Garland, TX) and with respect to the assignment of reservation with respect to property number 1513 (Hollywood, FL)” and a new Section 1.15(b)(vii) is inserted into the Disclosure Schedule with the following entry: “Executed counterparts to the Lease Assignment and Assumption Agreements and the assignment of reservation listed in Section 1.15(a)(viii) of the Disclosure Schedule.”

    Section 5. Deliveries at the Closing.

(a)     Section 1.15(a)(ix) of the Asset Purchase Agreement is hereby amended in its entirety to read as follows:

“(ix)	executed counterparts to one or more Management Agreements pursuant to which the Purchaser will manage the Southern Business under the DEA Powers of Attorney, substantially in the form attached hereto as Exhibit G (the “Management Agreements”).”

(b)     Section 1.15(b)(viii) is amended in its entirety to read as follows:

    “(viii)        executed counterparts to the Management Agreements,”

    Section 6. Direct Transfer of Certain Intellectual Property Rights.

(a)     Section 1.01(r) of the Asset Purchase Agreement is hereby amended by inserting the words “including, without limitation, the Intellectual Property Rights listed on Section 1.01(r) of the Disclosure Schedule” before the words “except as otherwise set forth in the Framework Agreement”.

(b)     A new Section 1.01(r) is inserted into the Disclosure Schedule with the following entries: “Any rights of the Sellers’ and any Seller’s Subsidiary’s in the marks, “EHS”, “EPS”, “EXPRESS PHARMACY SERVICES”, “POSTSCRIPT” and “TDI”.”

(c)     Section 4.30 of the Asset Purchase Agreement is hereby amended in its entirety to read as follows:

Section 4.30 EDC Licensing, Inc. Except as otherwise provided in the Framework Agreement or the Eckerd Transition Services Agreement, the Parent shall cause EDC Licensing, Inc., a Delaware corporation, to transfer the Intellectual Property Rights it holds that are associated solely with the Southern Business (including, without limitation, the Intellectual Property Rights listed on Section 1.01(r) of Disclosure Schedule to the extent owned by EDC Licensing, Inc.) to Eckerd prior to the Closing Date.

    Section 7. Eckerd.com. Section 1.01(c) of the Asset Purchase Agreement is hereby amended by adding the phrase “and in the eckerd.com business (including patient profiles, customer lists, phone numbers and other data associated with such prescription files)” after the words “Southern Business”.

    Section 8. Prescription Files. Section 4.10 of the Asset Purchase Agreement is amended to read in its entirety as follows:

“4.10.	Prescription Files. The Sellers will deliver the Prescription Files to the Purchaser by making their systems with the Prescription File records on them available to the Purchaser and by electronically transferring the Prescription File records to the Purchaser as the applicable stores convert to the Purchaser’s pharmacy systems.

    Section 9. Representations. Sections 3.07 and 3.08 of the Asset Purchase Agreement are hereby amended to read in their entirety as follows:

“Section 3.07. Investment Intent. The Southern Entity Shares will be acquired by the Purchaser or one or more affiliates of the Purchaser (the “Stock Designee”) for the Stock Designee’s own account without a view to a distribution or resale thereof. The Stock Designees understand that the Southern Entity Shares may only be sold or otherwise disposed of by the Stock Designee pursuant to a registration or an exemption therefrom under the Securities Act, and any other applicable securities Laws.

“Section 3.08. Sophistication of the Purchaser. Each Stock Designee is an “accredited investor” within the meaning of Rule 501 under the Securities Act, has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. The Parent and the Sellers have provided the Stock Designees the opportunity to ask questions of the officers and management of the Parent, the Sellers and the TDI Companies with respect to the business conducted by the Southern Entities. In making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Stock Designees have relied solely on their own independent investigation, analysis and evaluation of the Southern Entities and the Southern Business and the express representations, warranties and other undertakings of the Parent and the Sellers contained herein.”

    Section 10. Representations. Employee and Benefit Matters. Section 4.13(b)(i) of the Asset Purchase Agreement is hereby amended by:

(a)     Deleting the words “and Section 4.13(b)(iv)” in the first full sentence and replacing the comma between “Section 4.13(b)(ii)” and “Section 4.13(b)(iii)” in the first full sentence with an “and”; and

(b)     adding the following sentence after the first full sentence:

“For the avoidance of doubt, any liability for compensation, retention pay, contingent separation pay, or uninsured or unfunded benefits (including, without limitation, backpay, underpayments or any penalties or fines relating thereto) arising under any applicable law or any contract or plan and attributable to current Southern Business Employees for any period that ends prior to the Closing Date (or with respect to any retention or contingent separation pay arrangement in place on or prior to the Closing Date, any liability payable on or after the Closing Date) and not set forth on the Balance Sheet shall be an Excluded Liability under this Agreement.”

Section 11. Rollovers Of 401(k) Plan. Section 4.13 of the Asset Purchase Agreement is hereby amended by deleting Section 4.13(c)(ii) and replacing it in its entirety as follows:

“(ii)	On or after the Closing Date, Purchaser shall cause a tax-qualified defined contribution plan established or maintained by Purchaser or one of its affiliates to accept, if elected by Transferred Employees, individual rollovers in cash of Transferred Employees’ distributions from the Eckerd 401(k) Savings Plan, subject to the terms and conditions established by Purchaser and applicable law.”

Section 12. JCP Telemarketing Agreement. Section 4.28 of the Asset Purchase Agreement is hereby amended to insert at the end of the first sentence “and the fee rate schedule shall be amended as agreed to by the parties thereto and Purchaser.”

Section 13. CN Trigger Matters. Section 4.29 of the Asset Purchase Agreement is hereby amended to read it in its entirety as follows:

“Section 4.29. Sharing of Net Real Estate Costs in CN States. If the CN Trigger has occurred prior to Closing, subject to the terms set forth below, Purchaser shall, after Closing, be responsible for terminating and/or disposing of all the CN Real Estate Interests existing after the Closing. The net aggregate cash cost (after giving effect to lease termination/project buyout/breakage costs; rent payments; property maintenance expenses (including, but not limited to, common area maintenance charges and utilities), improvements (reasonably necessary for lease or sale of the applicable property) and Taxes; legal, brokerage and other transaction fees and expenses; any Tax imposed with respect to the termination or disposition of any CN Real Estate Interest; proceeds from the sale of fee

                                                                                                                                             -5-

or leasehold interests; costs reimbursable to developers, etc.) (A) incurred or paid by Parent or the Sellers (in the case of any such transaction, with the written consent of Purchaser) and (B) incurred or paid by the Purchaser after the Closing (the sum of (A) and (B), the “Aggregate CN Net Real Estate Liability”)) of such terminations and dispositions (disregarding the effect of Section 1.13) will be borne 50% by each of Parent and Purchaser, until Purchaser (or its affiliates) have borne $20 million in the aggregate, and thereafter will be borne 100% by Parent (i.e., the aggregate amount of Aggregate CN Net Real Estate Liability to be borne by Purchaser and its affiliates is $20 million). The amount of Aggregate CN Net Real Estate Liability not required to be borne by Purchaser will be an Excluded Liability under this Agreement. Purchaser will keep Parent reasonably informed of the status and terms of such terminations and dispositions. Each party will seek in good faith to mitigate the Aggregate CN Net Real Estate Liability. Section 1.13 shall not apply to CN Real Estate Interests. Any party incurring any costs or expenses forming part of the Aggregate CN Net Real Estate Liability shall furnish reasonable documentation to the other party as soon as reasonably practicable after such documentation becomes available. Promptly following the first anniversary of the Closing Date and promptly after the end of each calendar quarter thereafter, (i) the parties will reconcile the amounts received or incurred and payments made by each of them, (ii) the net amount then owed by one to the other pursuant to the foregoing provisions of this Section 4.29 shall thereupon automatically be due and payable, and (iii) such net amount shall be promptly paid by the owing party to the other party.”

Section 14. Genplus Managed Care.. Section 8.03(a)(liv) of the Asset Purchase Agreement is hereby amended by replacing the word "Genplus" with "GenPlus".

Section 15. Disclosure Schedule.. The Disclosure Schedule of the Asset Purchase Agreement is hereby amended as follows:

(a)     Southern Site Leases. Section 1.01(d) of the Disclosure Schedule to the Asset Purchase Agreement is hereby amended to read in its entirety as set forth on Exhibit B hereto;

(b)     Owned Real Property. Section 1.01(e) of the Disclosure Schedule to the Asset Purchase Agreement is hereby amended to read in its entirety as set forth on Exhibit C hereto;

(c)     Southern Business Employees. Section 2.02(q) of the Disclosure Schedule to the Asset Purchase Agreement is hereby amended to delete the asterisk following the following agreements set forth in such section of the Disclosure Schedule: (i) Employment Agreement with LaVoice H. Kallestad (formerly LaVoice Howard), (ii) Employment Agreement with Raymond W. Loeffler and (iii) Employment Agreement with Ernest Zost.

(d)     Southern Distribution Centers. Section 8.03(a)(lvii) of the Disclosure Schedule to the Asset Purchase Agreement is hereby amended to read in its entirety as set forth on Exhibit D hereto; and

(e)     Southern Stores. Section 8.03(a)(lix) of the Disclosure Schedule to the Asset Purchase Agreement is hereby amended to read in its entirety as set forth on Exhibit E hereto.

Section 16. Waiver of Certain Deliveries. Purchaser hereby waives the Parent’s and/or Sellers’ requirement to deliver a Title Policy with respect to location number 0500D, located at 133 N. Ambassador Caffrey Parkway, Scott, Louisiana and location number 1513, located at 3300 N. 28th Terrace, Hollywood, Florida.

Section 17. TSA Amendments. (a) The Form of Penney Transition Services Agreement, attached as Exhibit C1 to the Asset Purchase Agreement, is hereby amended by inserting a new “Section 2.08” as follows:

“Section 2.08. Utilization of Software. The Providers and the Recipients shall cooperate with each other and shall make commercially reasonable efforts to obtain any applicable license or other rights with respect to computer software that reside on any computer acquired as part of the Purchased Assets. Recipients agree to be responsible for the payment of all incremental out-of-pocket costs of such license or other rights. The Providers agree to reasonably cooperate with Recipients to minimize the cost of obtaining any such license or similar right.”

(b)     The Form of Eckerd Transition Services Agreement, attached as Exhibit C3 to the Asset Purchase Agreement is hereby amended to read in its entirety as set forth on Exhibit F hereto.

    Section 18. Exhibit Amendments.

(a)     The Assignment and Assumption Agreement, attached as Exhibit E to the Asset Purchase Agreement, is hereby amended to read in its entirety as set forth in Exhibit G hereto.

(b)     The Assignment and Assumption of Real Property Leases, attached as Exhibit F to the Asset Purchase Agreement, is hereby amended to read in its entirety as set forth in Exhibit H hereto.

(c)     The Management Agreement, attached as Exhibit G to the Asset Purchase Agreement, is hereby amended to read in its entirety as set forth in Exhibit I hereto.

(d)     The Power of Attorney, attached as Exhibit H to the Asset Purchase Agreement, is hereby amended to read in its entirety as set forth in Exhibit J hereto.

Section 19. Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, applicable to agreements made and to be performed entirely within such state. Each of the parties hereto (a) hereby submits itself to the personal jurisdiction of any appropriate state or federal court in the Borough

                                                                                                                                             -7-

of Manhattan of the City of New York in the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any other court. Each party agrees that service of process on such party as provided in Section 8.04 of the Asset Purchase Agreement shall be deemed effective service of process on such party.

Section 20. Waiver Of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ITS RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 21. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 22. Effect of Amendments. Except as expressly amended hereby, the Asset Purchase Agreement shall remain unchanged. The Asset Purchase Agreement, as amended hereby, shall remain in full force and effect.

Section 23. Captions. The captions contained in the Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature page follows]

        IN WITNESS WHEREOF, CVS, the Purchaser, the Parent and the Sellers have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CVS CORPORATION

By:/s/ David B. Rickard
Name: David B. Rickard
Title: Executive Vice President

CVS PHARMACY, INC.

By:/s/ David B. Rickard
Name: David B. Rickard
Title: Executive Vice President

J. C. PENNEY COMPANY, INC.
By:/s/ C. R. Lotter
Name: Charles R. Lotter
Title: Executive Vice President, Secretary and General Counsel

ECKERD CORPORATION
By:/s/ R. E. Lewis
Name: Robert E. Lewis
Title: Senior Vice President, Secretary and General Counsel

THRIFT DRUG, INC
By:/s/ R. E. Lewis
Name: Robert E. Lewis
Title: Senior Vice President, Secretary and General Counsel

GENOVESE DRUG STORES, INC.
By:/s/ R. E. Lewis
Name: Robert E. Lewis
Title: Senior Vice President, Secretary and General Counsel

ECKERD FLEET, INC.
By:/s/ R. E. Lewis
Name: Robert E. Lewis
Title: Senior Vice President, Secretary and General Counsel

EXHIBIT A

Name                                                             Jurisdiction

Eckerd Corporation                                                     Delaware
ThriftDrug, Inc.                                                            Delaware
Genovese Drug Stores, Inc.                                       Delaware
Eckerd Fleet, Inc.                                                         Florida